File Nos. 333-21821, 811-0805

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 4, 2005

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

Registration Statement Under the Securities Act of 1933 [ ]
Pre-Effective Amendment No.__[ ]
Post-Effective Amendment No. 14 [X]
And
Registration Statement Under the Investment Company Act of 1940 [ ]
Amendment No. 16 [X]

(Check appropriate box or boxes.)

TIAA-CREF Mutual Funds
730 Third Avenue
New York, New York 10017
(800) 842-2733
(REGISTRANT'S EXACT NAME, ADDRESS AND TELEPHONE NUMBER)

     Lisa Snow, Esq.
TIAA-CREF Mutual Funds
730 Third Avenue
New York, New York 10017
(NAME AND ADDRESS OF AGENT FOR SERVICE)

     COPY TO:
Steven B. Boehm, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, D. C. 20004-2415

     APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

As soon as practicable after effectiveness of the Registration Statement.

It is proposed that this filing will become effective (check appropriate box):

[X]	Immediately upon filing pursuant to paragraph (b)

[_]	On (date) pursuant to paragraph (b)

[_]	60 days after filing pursuant to paragraph (a)(1)

[_]	75 days after filing pursuant to paragraph (a)(2)

[_]	On (date) pursuant to paragraph (a)(1)

[_]	On (date) pursuant to paragraph (a)(2) of rule 485

If appropriate, check the following box:
[_]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

The sole purpose of this filing is to replace in its entirety Exhibit (j)(2), the consent of the independent registered public accounting firm, which was filed as part of Amendment No. 13 to this Registration Statement on April 29, 2005, with a new Exhibit (j)(2). Except for Exhibit (j)(2), all other parts of Amendment No. 13 are hereby incorporated into this filing by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act and the Investment Company Act, the Fund has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 4th day of May, 2005.

TIAA-CREF MUTUAL FUNDS

By:	/s/ Herbert M. Allison

Name:	Herbert M. Allison
Title:	President and Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Herbert M. Allison	President	May 4, 2005
(Principal Executive Officer)
Herbert M. Allison

/s/ Elizabeth A. Monrad	Executive Vice President
(Principal Financial Officer and
Elizabeth A. Monrad	Principal Accounting Officer)	May 4, 2005

SIGNATURE OF TRUSTEE	DATE	SIGNATURE OF TRUSTEE	DATE

/s/ Willard T. Carleton*	5/4/05	/s/ Bridget A. Macaskill*	5/4/05
Willard T. Carleton		Bridget A. Macaskill

/s/ Nancy L. Jacob*	5/4/05	/s/ Maceo K. Sloan*	5/4/05
Nancy L. Jacob		Maceo K. Sloan

/s/ Bevis Longstreth*	5/4/05	/s/ Ahmed H. Zewail*	5/4/05
Bevis Longstreth		Ahmed H. Zewail

/s/ Stewart P. Greene	5/4/05
Stewart P. Greene
as attorney-in-fact

* Signed by Stewart P. Greene on May 4, 2005 as Attorney-in-Fact pursuant to a power of attorney dated April 21, 2004

EXHIBIT INDEX

(j)(2) Consent of Ernst & Young LLP